EXHIBIT 10.8.1

THIRD AMENDMENT

SPECTRA ENERGY CORP

DIRECTORS’ SAVINGS PLAN

THIS THIRD AMENDMENT is made this 8th day of December, 2009, by Spectra Energy Corp, a Delaware corporation (the “Company”), and amends the Spectra Energy Corp Directors’ Savings Plan originally adopted by the Company and effective as of December 18, 2006 (the “Plan”), and as amended from time to time thereafter, in order to clarify the payment dates for installment payments.

The Plan is hereby amended, effective as of January 1, 2010, unless otherwise provided herein, as follows:

1. A new Section 3.3 is added effective as of January 1, 2009, as follows:

3.3 An election to defer Compensation pursuant to Section 3.1 will remain in effect until revoked, except that no revocation will be effective unless is it made prior to the beginning of the calendar year to which it relates.

2. Section 6.2(d) is deleted in its entirety, and replaced with the following:

(d)	If a Participant is to be paid in either five or ten annual installments, the cash amount and number of whole shares of Company common stock to be included in a particular annual installment will be determined by the Company utilizing the same valuation methodology provided in Section 6.2(c), applied as of the December 31 that immediately precedes the month of payment of that installment, and divided by the installments then remaining to obtain the cash amount and the number of whole shares of Company common stock, including the cash amount for any fractional share, to be paid in the current installment. Notwithstanding the previous sentence, the first annual installment payment will be determined using the same methodology, but applied as of the last day of the month that immediately precedes the payment of such first annual installment. An annual installment shall be paid as promptly as administratively feasible after the cash amount and number of whole shares of Company common stock, including the cash amount for any fractional share, that are to be included in the installment have been determined, but payments must commence not later than sixty (60) days after termination of service on the Board of Directors, as provided under Sections 4.3 and 5.2, and each successive installment payment shall be paid not later than sixty (60) days after each December 31st following such termination of service.

As amended hereby, the Plan is hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has adopted and executed this Third Amendment on this 8th day of December, 2009, to be effective as of January 1, 2010.

SPECTRA ENERGY CORP

By:	/s/ Dorothy M. Ables
Name:	Dorothy M. Ables
Title:	Chief Administrative Officer